UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 18, 2007

Oasys Mobile, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-26925	65-0185306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Trinity Road Suite 208 Raleigh, North Carolina	27607
(Address of principal executive offices)	(Zip Code)

(919) 807-5600
(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Oasys Mobile, Inc. today announced that the United States Bankruptcy Court for the District of Delaware has entered an Order confirming Oasys Mobile’s Second Amended Plan of Reorganization (the “Plan”).  Through the confirmation of the Plan, Oasys Mobile has discharged its pre-bankruptcy obligations.

The Plan became effective on October 18, 2007 (the “Effective Date”).  On the Effective Date, the reorganized Oasys Mobile emerged from chapter 11 with an improved capital structure and the funding necessary to accomplish its ongoing development initiatives and to continue to grow and develop its wireless application business.

The Plan provides, among other things, that on the Effective Date, the Series A Preferred shares and common shares in Oasys Mobile were cancelled and the existing senior secured creditors of Oasys Mobile exchanged their secured claims for substantially all of the equity in Oasys Mobile. Additionally, the Plan provides, among other things, that Oasys Mobile's general unsecured creditors will receive (i) a pro rata distribution from a $90,000 cash pool (net of payment of plan trust expenses) and (ii) the first pro rata distributions of any additional amounts which may be funded by the reorganized Company pursuant to a plan note in the event that certain financial milestones are reached (the "Plan Note Amounts"). To the extent Oasys Mobile’s general unsecured creditors are paid in full, Oasys Mobile's Series A Preferred stockholders will receive a pro rata distribution of any remaining Plan Note Amounts.

Item 8.01.	Other Events.

On or after the Effective Date of the Plan, Oasys Mobile shall file a Form 15 with the Securities and Exchange Commission to cease its duty to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

2.1	Debtor's Second Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code.

99.1	Press Release dated October 10, 2007

SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OASYS MOBILE, INC.

By:	/s/ Donald T. Locke
Donald T. Locke Executive Vice-President - Corporate Development
Date: October 19, 2007

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